Filed Pursuant to Rule 424(b)(3)
Registration No. 333-145544

PROSPECTUS

11,097,263  Shares

Common Stock

This prospectus relates to up to 11,097,263 shares of our common stock, par value $0.0001 per share, which may be offered for sale from time to time by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders. We will bear all expenses of the offering of common stock, except that the selling stockholders will pay any applicable underwriting fees, brokerage fees and taxes of any kind applicable to any disposition, sale or transfer of the shares or common stock.

Our common stock is quoted on the Nasdaq Global Market under the symbol “AVZA.”  On August 23, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $3.82 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 4 of this prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is August 24, 2007

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or additional information. This prospectus is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have subsequently changed since the date of this prospectus or the date of any document incorporated by reference.

Celsior™, Verano™, Sigma fxP™ and Omega fxP™ are trademarks of Aviza Technology, Inc. in the United States and other countries. This prospectus also includes other trademarks of Aviza Technology, Inc.

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Prospectus Summary

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. The selling stockholders may offer and sell, from time to time, an aggregate of up to 11,097,263 shares of our common stock under this prospectus. You should read this prospectus, together with the additional information described under “Where You Can Find More Information” before you make any investment decision.

As used in this prospectus, unless otherwise expressly stated or the context otherwise indicates, all references to “Aviza,” “we,” “us,” “our” and “ourselves” shall mean Aviza Technology, Inc., together with its consolidated subsidiaries.

Aviza Technology, Inc.

We design, manufacture, sell and support advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets. Our systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits, or ICs, for communications. We focus our efforts on designing systems that enable device manufacturers to meet today’s challenging technology and manufacturing requirements. We offer both front-end-of-line and back-end-of-line systems and process technologies used for the aforementioned markets addressing critical thin film formation technologies, including atomic layer deposition, or ALD, physical vapor deposition, or PVD, chemical vapor deposition, or CVD, plasma etch, or Etch, and thermal processing systems.

Our customer base is geographically diverse and includes both integrated device manufacturers and foundry-based manufacturers. We have a broad installed base, with approximately 2,500 systems in active operation for which we are providing ongoing parts and services worldwide. We believe that these systems are installed at many of the world’s semiconductor manufacturers, including a majority of the top 25 semiconductor manufacturers around the world. We sell our systems globally primarily through a direct sales force and in some instances through local independent sales representatives. Our global sales and support organization is focused on developing and nurturing long-term customer relationships. Our largest customers by net sales for our quarterly period ended June 29, 2007 included Nan Ya Technology Corp, Inotera Memories, Inc. and Infineon Technologies AG (including Qimonda AG, formerly the DRAM division of Infineon Technologies AG).

Industry Overview

The design and manufacture of semiconductor devices involve a complex and capital-intensive multi-step process. This process involves different types of capital equipment used to manufacture, assemble and test these devices. For example, to build an IC, transistors are first created on a wafer, such as silicon, by performing a series of deposition, patterning and selective removal of unwanted layers. Interwoven within these steps are multiple thermal treatments to stabilize or activate various layers. These early fabrication process steps are typically called front-end-of-line processing. Following front-end-of-line processing, the transistors are microscopically wired together through the formation of interconnected metal layers and insulating dielectric materials, known as back-end-of-line processing. Each process step, which may be performed multiple times, is subject to a tightly controlled series of chemical, thermal and lithographic processes in order to yield a fully functional IC.

Semiconductor designers and manufacturers are under increasing pressure to bring high-quality and increasingly complex devices to market faster and at lower cost. They must also continue to improve device performance while controlling or minimizing capital expenditures. This becomes more critical as cost-effective scaling presents significant challenges. As a result, device companies are beginning to rely heavily on non-scaling techniques such as new film materials and new device structures to deliver improved device performance. Capital equipment plays an important role in enabling device designers and manufacturers to lower their overall costs, get products to market quickly and improve the product’s quality and reliability. As a direct result of the increasing pressure placed on designers and manufacturers to keep pace with Moore’s Law, which predicts that for minimum component cost, the number of transistors on an IC doubles every 24 months, capital equipment suppliers are facing new challenges in meeting their needs.

The key challenges that capital equipment manufacturers like Aviza must address include:

•       New Materials;

•       Advanced Packaging Requirements;

•       Low Cost of Ownership;

•       Time-to-Market Pressures; and

•       Shrinking Device Features.

Our Solutions

We deliver a broad range of capital equipment and process technologies to serve the needs of a wide range of device manufacturers. In addition to providing the high product performance expected by our customers, we believe maintaining the quality standards of our organization and our worldwide service and support are important to meeting these needs. We believe our customers choose our products because of the following factors:

Advanced Film Development and Process Technology.   Our continued development of process technologies, such as our ALD systems, enables semiconductor manufacturers to use new materials necessary to manufacture and package next-generation devices. Our systems have been developed with proprietary technologies, such as our Across-Flow and Direct Liquid Injection technology, which enable the use of advanced materials.

Low Cost of Ownership.   Our systems are designed to improve the yield, throughput and utilization of semiconductor manufacturing facilities. Our systems offer integrated process technology, extendibility and optimized process flow to help IC makers achieve their overall cost-of-ownership and functionality objectives.

Worldwide Customer Service and Support.   Our goal is to provide our customers with global technical service, in-depth process engineering support and rapid delivery of our systems and parts. We provide customer support through our global service organization 24 hours per day, seven days per week. In addition, we have multiple parts depots around the world to support our installed base of systems.

Focus on Customer Relationships and Strategic Alliances.   We believe that our regular dialogue with our customers and our visibility of their technology roadmaps allow us to serve their needs effectively. We also work to develop strategic alliances with equipment and materials suppliers to the semiconductor industry to produce next-generation films and processes in order to keep pace with the International Technology Roadmap for Semiconductors.

Our Strategy

Our objective is to be a leading provider of advanced capital equipment and process technologies to semiconductor manufacturers in our served markets. To achieve this objective, our strategy is comprised of the following elements:

•       Provide our customers with a broad range of systems, such as our ALD, PVD, CVD, Etch and thermal processing systems, to address multiple film formation requirements;

•       Further penetrate our existing customer base by seeking opportunities to sell our customers systems from our expanding portfolio of systems that they are not already purchasing from us;

•       Expand our customer base in the DRAM and flash markets with our ALD systems;

•       Target the advanced packaging market with an integrated solution of PVD, CVD and Etch systems;

•       Capitalize on our field service infrastructure in order to continue to understand our customers’ current and future needs, while delivering a positive customer experience throughout the product life cycle; and continue to drive cost-reduction initiatives, including the improvement of our global supply chain and reduction in materials costs.

Company Information

Our principal executive offices are located at 440 Kings Village Road, Scotts Valley, California 95066, and our telephone number is (831) 438-2100. Our website address is www.aviza.com, although the information on our website does not constitute a part of this prospectus, and we are not incorporating information on our website into this prospectus.

Risk Factors

You should carefully consider the risks described under the “Risk Factors” section in our annual and quarterly reports filed with the SEC, which are incorporated by reference in this prospectus, before making a decision to invest in our common stock. Additional risks, including those not presently known to us, could also harm our business, financial condition and results of operations. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains and incorporates by reference forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in our annual and quarterly reports incorporated by reference in this prospectus.

Special Note Regarding Forward-Looking Statements

The statements included and incorporated by reference in this prospectus include forward-looking statements. These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology, including the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. These forward-looking statements relate to, among other things:

•       our sales, results of operations and anticipated cash flows;

•       capital expenditures; depreciation and amortization expenses;

•       research and development expenses;

•       sales, general and administrative expenses;

•       the development and timing of the introduction of new products and technologies; and

•       our ability to maintain and develop relationships with our existing and potential future customers and our ability to maintain the level of investment in research and development and capacity that is required to remain competitive.

Many factors could cause our actual results to differ materially from those projected in these forward-looking statements, including:

•       variability of our revenues and financial performance;

•       risks associated with product development and technological changes;

•       the acceptance of our products in the marketplace by existing and potential future customers;

•       disruption of operations or increases in expenses due to our involvement in litigation or caused by civil or political unrest or other catastrophic events;

•       general economic conditions and conditions in the semiconductor industry in particular; and

•       the continued employment of our key personnel and risks associated with competition.

For a discussion of the factors that could cause actual results to differ materially from the forward-looking statements, see the “Risk Factors” section of this prospectus and the other risks and uncertainties that are included elsewhere in this prospectus or detailed in our other SEC reports and filings. We assume no obligation to update these forward-looking statements.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Selling Stockholders

The following table provides the names of each selling stockholder and the number of shares of our common stock offered by each selling stockholder under this prospectus. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each selling stockholder.

The selling stockholders do not have any position, office or other material relationship with us or any of our affiliates, nor have they had any position, office or material relationship with us or any of our affiliates within the past three years. The percentage of ownership indicated in the following table is based on 20,845,273 shares of our common stock outstanding on August 20, 2007. The number and percentage of shares beneficially owned after the offering assumes that all of the shares of common stock have been sold by the selling stockholders. Based upon this assumption, no selling stockholder will beneficially own greater than one percent of our common stock after completion of the offering.

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares Being	Shares Beneficially Owned After the Offering
Name	Number	Percent	Offered	Number	Percent
VantagePoint Venture Partners IV (Q), L.P.(1)	7,079,598	33.5%	7,079,598	—	—
VantagePoint Venture Partners IV, L.P.(2)	709,601	3.4%	709,601	—	—
VantagePoint Venture Partners IV Principals Fund, L.P.(3)	25,789	0.1%	25,789	—	—
Caisse de Dépôt et placement du Québec(4)	3,282,275	15.7%	3,282,275	—	—
Total	11,097,263	52.7%	11,097,263	—	—

(1)          Includes 6,816,887 shares of common stock and 262,711 shares of common stock issuable upon exercise of exercisable warrants. Alan E. Salzman and James D. Marver are managing members of the general partner of VantagePoint Venture Partners IV (Q), L.P., and as such, they may be deemed to share voting and investment power with respect to such shares. Messrs. Salzman and Marver disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein.

(2)          Includes 683,269 shares of common stock and 26,332 shares of common stock issuable upon exercise of exercisable warrants. Alan E. Salzman and James D. Marver are managing members of the general partner of VantagePoint Venture Partners IV, L.P., and as such, they may be deemed to share voting and investment power with respect to such shares. Messrs. Salzman and Marver disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein.

(3)          Includes 24,832 shares of common stock and 957 shares of common stock issuable upon exercise of exercisable warrants. Alan E. Salzman and James D. Marver are managing members of the general partner of VantagePoint Venture Partners IV Principals Fund, L.P., and as such, they may be deemed to share voting and investment power with respect to such shares. Messrs. Salzman and Marver disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein.

(4)          Sylvain Gareau and Freric Godbout are the natural persons with beneficial ownership of the shares of common stock attributable to Caisse de Dépôt et placement du Québec, based on information provided in a Schedule 13D filed by such persons on May 2, 2006. The number of shares of common stock beneficially owned by Caisse de Dépôt et placement du Québec is based on information provided in the aforementioned Schedule 13D.

Plan of Distribution

The selling stockholders may sell the securities from time to time on the Nasdaq Global Market or any other stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods:

•       block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•       an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•       ordinary brokerage transactions and transactions in which the broker solicits purchases;

•       privately negotiated transactions;

•       short sales;

•       through the writing of options on the securities, whether or not the options are listed on an options exchange;

•       through the distribution of the securities by any selling stockholder to its partners, members or stockholders; and

•       any combination of any of these methods of sale.

The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

To the extent required under the Securities Act, the aggregate amount of the selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with a selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered by this prospectus to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged securities offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling stockholders and any underwriters of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay all expenses in connection with this offering, except for underwriting commissions, brokerage fee, and taxes of any kind applicable to any disposition, sale or transfer of the securities.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

Description of Capital Stock

This section describes the material terms of our capital stock under our amended and restated certificate of incorporation and bylaws. This section also summarizes relevant provisions of the Delaware General Corporation Law, or Delaware law. The terms our amended and restated certificate of incorporation and bylaws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents and Delaware law.

Authorized and Outstanding Capital Stock

Our amended and restated certificate of incorporation authorizes for issuance a total of 105,000,000 shares of capital stock consisting of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of August 20, 2007, 20,845,273 shares of common stock were issued and outstanding. No shares of preferred stock are issued and outstanding.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors; provided, however, that holders of our common stock will not be entitled to vote for any amendments to our amended and restated certificate of incorporation that relate only to an outstanding series of preferred stock. Holders of our common stock have no cumulative voting rights.

Dividends

Holders of our common stock will be entitled to receive dividends or other distributions when and if declared by the our board of directors. The right of our board of directors to declare dividends, however, will be subject to the rights of the holders of any outstanding preferred stock and the availability of sufficient funds under Delaware law to pay dividends.

We have never paid cash dividends on our common stock. The terms of our credit facility with United Commercial Bank prohibit us from paying cash dividends on our common stock. We currently anticipate that we will retain all of our future earnings available for distribution to the holders of our common stock to expand and operate our business, and thus do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of the company, subject to the rights, if any, of the holders of any outstanding shares of preferred stock, the holders of our common stock will be entitled to receive the assets of the company available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Other Rights

Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors will be authorized to issue from time to time, without further stockholder approval, up to an aggregate of five million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. We may issue preferred stock in ways which may delay, defer or prevent a change in control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. The issuance of our preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. We have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Nasdaq Global Market

Our common stock is listed for trading on the Nasdaq Global Market under the symbol “AVZA.”

Anti-Takeover Effects of Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws

Delaware law and our amended and restated certificate of incorporation and bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of the company. In addition, provisions of our amended and restated certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Delaware Section 203

We are subject to the business combination statute of Delaware law, Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the company and, accordingly, may discourage attempts to acquire us.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, stockholders who wish to nominate persons for election to our board of directors at an annual meeting must be stockholders of record when they give us notice, must be entitled to vote at the annual meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice must be delivered to our corporate secretary not less than 120 days prior to the date of the corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting. However, if an annual meeting is not within 30 days of the anniversary of the previous year’s annual meeting, to be timely, we must receive the notice by the stockholder not later than the close of business on the tenth day following the day on which we first make a public announcement of the date of the annual meeting or the notice of the annual meeting, whichever occurs first. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

Authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render it more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company.

Term; Filling Vacancies

Our amended and restated certificate of incorporation provides, along with our amended and restated bylaws, for a classified board with three classes of directors to be elected to staggered terms. The term of offices of the initial Class I, Class II, and Class III directors will expire at the first, second and third annual meetings of the stockholders, respectively. Vacancies on our board of directors, including vacancies created by an increase in the number of directors, may be filled only by a majority of directors remaining on the board of directors and not by the stockholders. This provision could prevent a stockholder from obtaining majority representation on our board of directors by enlarging the number of seats on our board of directors and filling the new directorships with its own nominees.

Action By Written Consent of Stockholders

Our amended and restated certificate of incorporation provides that stockholders may act by written consent until such time as VantagePoint Venture Partners, our largest shareholder, and its affiliates are no longer the holders of at least 40% of our outstanding common stock. After such time, stockholders may only take action at a duly called annual or special meeting of stockholders. The limitation on the right of stockholders to act by written consent could make it more difficult for stockholders to initiate actions that are opposed by our board of directors. In addition, the inability of stockholders to act by written consent may make it more difficult to change our board of directors and management.

Legal Matters

Latham & Watkins LLP, San Francisco, California will pass upon the validity of the shares of our common stock that we are offering by means of this prospectus.

Experts

The consolidated financial statements and the related consolidated financial statement schedule as of September 29, 2006 and September 30, 2005 and for the years ended September 29, 2006 and September 30, 2005 of Aviza Technology, Inc. and its subsidiaries incorporated in this prospectus from Aviza Technology, Inc.’s Annual Report on Form 10-K for the year ended September 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Trikon Technologies, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 2004, including the schedule appearing in the Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report included in the Form 10-K/A and incorporated by reference in this prospectus. These financial statements have been incorporated by reference in this prospectus in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC ( http://www.sec.gov ). Our SEC filings and other information about us may also be obtained from our website at www.aviza.com, although the information on our website does not constitute a part of this prospectus, and we are not incorporating information on our website into this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the actual contract or document, each statement being qualified in all respects by that reference.

Incorporation By Reference

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents that we or Trikon Technologies, Inc., or Trikon, have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we or Trikon have previously filed with the SEC:

•       Our Annual Report on Form 10-K for the fiscal year ended September 29, 2006, which we filed with the SEC on December 18, 2006.

•       Our definitive proxy statement for our 2007 Annual Meeting of Stockholders filed on Schedule 14A, which we filed with the SEC on December 19, 2006, except for the information included in the proxy statement under the captions “Compensation Committee Report on Executive Compensation,” “Audit Committee Report” and “Performance Graph.”

•       Our Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2006, which we filed with the SEC on February 5, 2007.

•       Our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2007, which we filed with the SEC on May 11, 2007.

•       Our Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2007, which we filed with the SEC on August 13, 2007.

•       Our Current Report on Form 8-K, which we filed with the SEC on December 11, 2006.

•       Our Current Report on Form 8-K, which we filed with the SEC on December 21, 2006.

•       Our Current Report on Form 8-K, which we filed with the SEC on April 4, 2007.

•       Our Current Report on Form 8-K, which we filed with the SEC on April 19, 2007.

•       Our Current Report on Form 8-K, which we filed with the SEC on May 15, 2007.

•       Our Current Report on Form 8-K, which we filed with the SEC on July 13, 2007.

•       Our Current Report on Form 8-K, which we filed with the SEC on August 15, 2007.

•       Trikon’s consolidated financial statements contained in pages F-1 through F-28 of Trikon’s Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, which Trikon filed with the SEC on May 27, 2005.

•       Trikon’s consolidated financial statements contained in Item 1 of Trikon’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, which Trikon filed with the SEC on November 9, 2005.

•       All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

We also specifically incorporate by reference any documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Aviza Technology, Inc., Attention: Investor Relations, 440 Kings Village Road, Scotts Valley, California 95066, telephone number (831) 438-2100.

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